Exhibit 99.1

PRESS RELEASE	Contact:	Victor M. Perez
713-369-0550
ALLIS-CHALMERS ENERGY REPORTS
SECOND QUARTER 2009 RESULTS
HOUSTON, TEXAS, July 31, 2009 — Allis-Chalmers Energy Inc. (NYSE: ALY) today announced results for the three and six months ended June 30, 2009. Allis-Chalmers reported a net loss for the second quarter of 2009 of $90,000, or $0.00 per diluted share, compared to net income of $10.6 million, or $0.30 per diluted share in the second quarter of 2008. Revenues for the second quarter of 2009 decreased 31.0% to $112.5 million compared to $163.1 million for the second quarter of 2008.
Results in the second quarter of 2009 include a pre-tax gain of $26.4 million on debt extinguishment associated with the repurchase of $74.8 million of senior notes and non-routine and restructuring charges totaling $8.6 million. These charges include a $3.2 million addition to the allowance for bad debts, $1.6 million in restructuring charges consisting of severance payments and the closing of certain yard locations, a $2.6 million non-cash loss on an asset disposition and inventory writedowns and $1.2 million of customer credits.
Allis-Chalmers reported a net loss for the first six months of 2009 of $2.7 million, or $0.08 per diluted share, compared to net income of $18.6 million, or $0.53 per diluted share for the first six months of 2008. Results for the first six months of 2009 include a pre-tax gain of $26.4 million from the extinguishment of debt and non-routine and restructuring charges totaling $10.6 million. The charges include a $3.6 million addition to the allowance for bad debts, $1.8 million in restructuring charges consisting of severance payments and the closing of certain yard locations, a $3.2 million non-cash loss on asset dispositions and inventory writedowns and $2.0 million of customer credits.
Adjusted EBITDA was $35.0 million for the second quarter of 2009, compared to $46.2 million for the second quarter of 2008. Adjusted EBITDA for the second quarter of 2009 would have been $17.2 million excluding the $26.4 million gain and the $8.6 million in non-routine and restructuring charges. For the first six months of 2009 Adjusted EBITDA was $64.5 million compared to $88.0 million for the first six months of 2008. Adjusted EBITDA would have been $48.7 million in the first six months of 2009 excluding the $26.4 million gain and the $10.6 million in non-routine and restructuring charges. EBITDA and Adjusted EBITDA are non-GAAP financial measures that are not necessarily comparable from one company to another and additional information and discussion regarding EBITDA and Adjusted EBITDA are provided later in this release.

In June 2009, as previously announced, Allis-Chalmers strengthened its balance sheet and improved its liquidity by raising approximately $125.6 million in gross equity proceeds through a back-stopped common stock rights offering and a new convertible perpetual preferred stock issue. Allis-Chalmers reduced outstanding debt by approximately $113.0 million at the end of the second quarter of 2009, including a $74.8 million reduction of its outstanding senior notes and all outstanding borrowings under the $90.0 million revolver, and increased cash on hand by approximately $40.0 million. Net debt, after cash on hand, was reduced to $439.4 million at the end of the second quarter of 2009 from $584.1 million at the end of the first quarter of 2009. Allis-Chalmers estimates that interest expense will decrease by approximately $8.6 million annually.
Micki Hidayatallah, Allis-Chalmers’ Chairman and Chief Executive Officer, stated, “The worldwide economic downturn, the decrease in natural gas prices in the U.S., and the impact of the credit and liquidity squeeze on our customers resulted in the U.S. rig count dropping by 52% as of June 30, 2009 compared to June 30, 2008. The weak market environment has had a significant impact on our domestic operations resulting in a severe deterioration in both equipment utilization and pricing.”
Mr. Hidayatallah also stated, “With operations in Argentina, Brazil and Bolivia, our Drilling and Completion segment has shown more stability and better visibility than the U.S. market, but rig utilization is down 12% to 15% and pricing has deteriorated by 5% to 10%. In this environment it has been difficult to recover increases in wages, fuel, labor and other costs resulting from very high inflationary trends in Argentina. The weakening of the Argentine peso has also impacted revenues. Finally, while our Brazilian operations have performed above expectations, we suffered the total loss of a rig from a blow-out. The rig was insured, but the insurance proceeds will be $1.9 million less than the book value of the rig.”
To counter market conditions, Allis-Chalmers has taken the following steps:
•	Decreased domestic work force by 50% to approximately 600 as compared to 1,200 on December 31, 2008.

•	Converted much of the fixed direct labor costs to a job day-rate bonus.

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Closed unprofitable operating locations and reduced administrative and supervisory personnel in remote locations. Certain administrative and accounting functions were centralized and consolidated in Houston to increase efficiencies and reduce costs.

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Established a new account management system for its sales force which emphasizes both accountability and financial incentives. Allis-Chalmers will reward salesmen who expand and diversify its customer base and plans to increase market share with incentives for customers that use fully integrated services.

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Established a strategy to redeploy assets to locations with the highest utilization rates at a reasonable price. Domestic markets in which Allis-Chalmers is concentrating include the Marcellus, Haynesville and Eagle Ford shales. Internationally, marketing efforts for the redeployment of assets emphasize Columbia, Mexico, Brazil, the Middle East and the North African region.

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Conserve cash and maximize liquidity. Capital expenditures have been limited to maintenance and to those firm commitments for equipment made in 2008. Inventory levels are being reduced, credit analysis and receivables collection efforts have been intensified and where appropriate payables payment terms have been extended.

Mr. Hidayatallah concluded, “In the first half of the year in an extremely difficult environment we internally generated $43 million of operating cash flow after interest, reduced our domestic workforce by over 50% and strengthened our balance sheet. At the end of the quarter, we had cash on hand of approximately $59 million. In the second half of 2009, we intend to enhance revenues with the redeployment of assets and the implementation of our new sales account management system. In 2010 we will endeavor to increase international revenues from 57% of total revenues to approximately 70% of total revenues as a strategic objective. We believe that this strategy will increase gross margins and operating profit and should enable us to be profitable on a net income basis in 2010.”
Segment Results for Second Quarter 2009
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Oilfield Services. Revenues for the quarter ended June 30, 2009 for the Oilfield Services segment were $29.5 million, a decrease of 57.1% compared to $68.7 million in revenues for the quarter ended June 30, 2008. The Oilfield Services segment reported a loss from operations of $10.3 million for the second quarter of 2009 compared to income from operations of $13.1 million in the second quarter of 2008. The Oilfield Services segment revenues and operating income for the second quarter of 2009 decreased compared to the second quarter of 2008 due to weak market conditions which resulted in decreased demand for services, decreased utilization of equipment and personnel and significant pricing pressure for all services. The loss from operations in the second quarter of 2009 includes $5.3 million in non-routine and restructuring charges. Additionally, depreciation and amortization expense for the Oilfield Services segment increased by $1.5 million, or 24.7%, in the second quarter of 2009 compared to the second quarter of the previous year, due to capital expenditures completed during 2008.

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Drilling and Completion. Revenues for the quarter ended June 30, 2009 for the Drilling and Completion segment were $67.8 million, a decrease from $69.8 million in revenues for the quarter ended June 30, 2008. Income from operations decreased to $403,000 in the second quarter of 2009 compared to $9.4 million in the second quarter of 2008, due to a $1.9 million non-cash loss on an asset disposition, reduced rig utilization and rig rates in Argentina, increased labor and other expenses and $329,000 of restructuring charges. Profit margins in Argentina were adversely affected by labor and other cost increases which could not be readily recovered from customers under current market conditions. Additionally, workforce reductions in response to market conditions are difficult to implement in the labor environment in Argentina. Depreciation and amortization increased $2.1 million, or 60.7%, in the second quarter of 2009 compared to the second quarter of 2008. The increase in depreciation and amortization expense was the result of the addition of new rigs in Argentina in 2008 and the acquisition of BCH in Brazil at the end of 2008. The 2.9% decrease in revenues in the second quarter of 2009 compared to the second quarter of 2008 would have been greater except for the acquisition of BCH at the end of 2008 which contributed $10.0 million of revenues in the second quarter of 2009

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Rental Services. Revenues for the quarter ended June 30, 2009 for the Rental Services segment were $15.2 million, a decrease from $24.7 million in revenues for the quarter ended June 30, 2008. Income from operations decreased to $588,000 in the second quarter of 2009 compared to $9.3 million in the second quarter of 2008. The decrease in revenues and income from operations is due to the decrease in utilization of rental equipment, and decreased pricing due to weak market conditions. The decrease in income from operations in the second quarter of 2009 is also due to $1.1 million of non-routine and restructuring charges. Depreciation and amortization expense for the Rental Services segment increased $600,000 or 8.8% in the second quarter of 2009 compared to the second quarter of 2008 due to capital expenditures made during 2008.

Conference Call
Allis-Chalmers has scheduled a conference call to be held on Friday, July 31, 2009 at 10:00 am Eastern time, 9:00 am Central time. The call will be web cast live on the Internet through the Investor Relations page on the Allis-Chalmers’ website. To participate by telephone, call (888) 771-4350 domestically or (847) 585-4343 internationally ten minutes prior to the start time. The confirmation number is 25038545. Participants may pre-register for the call at the following link and will be issued a new phone number and a PIN number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.
http://web.meetme.net/r.aspx?p=1&a=70542503854586

A telephonic replay will be available through August 7, 2009 and may be accessed by calling (888) 843-8996 domestically or (630) 652-3044 internationally, and using the passcode 6022024. The call will be available for replay through Allis-Chalmers’ website one hour after the conference ends.
About Allis-Chalmers
Allis-Chalmers Energy Inc. is a Houston-based multi-faceted oilfield services company. Allis-Chalmers provides services and equipment to oil and natural gas exploration and production companies, domestically primarily in Texas, Louisiana, New Mexico, Oklahoma, Arkansas, offshore in the Gulf of Mexico, and internationally, primarily in Argentina, Brazil and Mexico. Allis-Chalmers provides directional drilling services, casing and tubing services, underbalanced drilling, production and workover services with coiled tubing units, rental of drill pipe and blow-out prevention equipment, and international drilling and workover services. For more information, visit our website at http://www.alchenergy.com or request future press releases via email at http://www.b2i.us/irpass.asp?BzID=1233&to=ea&s=0.
Forward-Looking Statements
This press release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Allis-Chalmers’ business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this press release.
Although forward-looking statements in this press release reflect the good faith judgment of our management, such statements can only be based on facts and factors that our management currently knows. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which Allis-Chalmers operates, competition, obsolescence of products and services, the ability to obtain financing to support operations, environmental and other casualty risks, and the effect of government regulation.
Further information about the risks and uncertainties that may affect our business are set forth in our most recent filings on Form 10-K (including without limitation in the “Risk Factors” section) and in our other SEC filings and publicly available documents. We urge readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Allis-Chalmers undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this press release.

Use of EBITDA and Adjusted EBITDA & Regulation G Reconciliation
This press release contains references to EBITDA, a non-GAAP financial measure that complies with federal securities regulations when it is defined as net income (the most directly comparable GAAP financial measure) before interest, taxes, depreciation and amortization. Allis-Chalmers defines EBITDA accordingly for the purposes of this press release. We also utilize Adjusted EBITDA as a supplemental financial measurement in the evaluation of our business. We have defined Adjusted EBITDA for the purposes of this press release to mean EBITDA plus stock compensation expense. However, EBITDA and Adjusted EBITDA, as used and defined by Allis-Chalmers, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, we believe EBITDA and Adjusted EBITDA are useful to an investor in evaluating our operating performance because these measures:
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are widely used by investors in the energy industry to measure a company’s operating performance without regard to the items excluded from EBITDA, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

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help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from our operating results; and

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are used by our management for various purposes, including as a measure of operating performance, in presentations to our board of directors, as a basis for strategic planning and forecasting, as a component for setting incentive compensation, and to assess compliance in financial ratios.

There are significant limitations to using EBITDA and Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of recurring and non-recurring items that are excluded from EBITDA and materially affect net income or loss, results of operations, and the lack of compatibility of the results of operations of different companies. Reconciliations of these financial measures to net income, the most directly comparable GAAP financial measure, are provided in the table below.

Reconciliation of EBITDA and Adjusted EBITDA to GAAP Net Income
($ in millions)

	For the Three
	Months Ended		For the Six Months
	June 30,		Ended June 30,
	2009 (1)	2008	2009 (2)	2008
Net income (loss)	(0.1)	10.6	(2.7)	18.6
Depreciation and amortization	20.4	16.3	40.9	31.9
Interest expense, net	13.2	10.5	26.7	21.4
Income taxes (benefit)	0.2	7.0	(2.7)	11.7

EBITDA	33.7	$44.4	62.2	$83.6
Stock compensation expense (non-cash)	1.3	1.8	2.3	4.4

Adjusted EBITDA	$35.0	$46.2	$64.5	$88.0

(1)	Includes the benefit of a $26.4 million gain on the extinguishment of debt, and $8.6 million of non-routine and restructuring charges.

(2)	Includes the benefit of a $26.4 million gain on the extinguishment of debt and $10.6 million of non-routine and restructuring charges.

ALLIS-CHALMERS ENERGY INC
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenues	$112,505	$163,135	$257,608	$316,317

Operating costs and expenses
Direct costs	87,239	104,329	190,373	202,840
Depreciation	19,181	15,225	38,552	29,727
Selling, general and administrative expense	15,525	14,842	29,165	30,313
Loss on asset dispositions	1,916	—	1,916	—
Amortization	1,187	1,071	2,374	2,187

Total operating costs and expenses	125,048	135,467	262,380	265,067

Income (loss) from operations	(12,543)	27,668	(4,772)	51,250

Other income (expense)
Interest expense	(13,221)	(12,036)	(26,728)	(24,077)
Interest income	9	1,538	14	2,690
Gain on debt extinguishment	26,365	—	26,365	—
Other	(485)	369	(268)	476

Total other income (expense)	12,668	(10,129)	(617)	(20,911)

Net income (loss) before income taxes	125	17,539	(5,389)	30,339

Income benefit (expense)	(215)	(6,981)	2,694	(11,731)

Net income (loss)	(90)	$10,558	(2,695)	18,608

Preferred stock dividend	(35)	—	(35)	—

Net income (loss) attributed to common stockholders	$(125)	$10,558	$(2,730)	$18,608

Net income (loss) per common share:
Basic	$—	$0.30	$(0.08)	$0.53

Diluted	$—	$0.30	$(0.08)	$0.53

Weighted average shares outstanding:
Basic	36,959	35,018	36,087	34,928

Diluted	36,959	35,534	36,087	35,386

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2009	2008
	(unaudited)
ASSETS

Cash and cash equivalents	$59,359	$6,866
Trade receivables, net	99,027	157,871
Inventories	36,561	39,087
Deferred income tax asset	6,642	6,176
Prepaid expenses and other	14,109	15,238

Total current assets	215,698	225,238

Property and equipment, net	767,665	760,990
Goodwill	43,273	43,273
Other intangible assets, net	34,997	37,371
Debt issuance costs, net	10,611	12,664
Deferred income tax asset	9,577	3,993
Other assets	21,700	31,522

Total assets	$1,103,521	$1,115,051

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of long-term debt	$15,559	$14,617
Trade accounts payable	35,257	62,078
Accrued salaries, benefits and payroll taxes	19,156	20,192
Accrued interest	15,669	18,623
Accrued expenses	21,506	26,642

Total current liabilities	107,147	142,152

Deferred income tax liability	8,215	8,253
Long-term debt, net of current maturities	483,210	579,044
Other long-term liabilities	1,588	2,193

Total liabilities	600,160	731,642

Commitments and Contingencies

Stockholders’ Equity Preferred stock	34,183	—
Common stock	714	357
Capital in excess of par value	422,775	334,633
Retained earnings	45,689	48,419

Total stockholders’ equity	503,361	383,409

Total liabilities and stockholders’ equity	$1,103,521	$1,115,051

ALLIS-CHALMERS ENERGY INC.
SEGMENT INFORMATION
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenue
Oilfield Services	$29,473	$68,653	$73,923	$136,556
Drilling and Completion	67,792	69,818	146,938	132,879
Rental Services	15,240	24,664	36,747	46,882

	$112,505	$163,135	$257,608	$316,317

Operating income (loss)
Oilfield Services	$(10,277)	$13,090	$(11,490)	$26,387
Drilling and Completion	403	9,391	8,912	18,259
Rental Services	588	9,266	4,536	15,488
General corporate	(3,257)	(4,079)	(6,730)	(8,884)

	$(12,543)	$27,668	$(4,772)	$51,250

Depreciation and amortization
Oilfield Services	$7,433	$5,961	$14,748	$11,591
Drilling and Completion	5,463	3,399	10,720	6,577
Rental Services	7,395	6,795	15,299	13,464
General corporate	77	141	159	282

	$20,368	$16,296	$40,926	$31,914

Capital expenditures
Oilfield Services	$4,028	$9,390	$8,060	$23,817
Drilling and Completion	39,069	21,165	43,708	39,694
Rental Services	935	4,415	6,191	11,106
General corporate	3	16	34	46

	$44,035	$34,986	$57,993	$74,663